Exhibit 10.1

AMENDMENT AGREEMENT

This Amendment Agreement (“Agreement”), dated as of January 31, 2020, is made by and between JGB Capital, LP, JGB Capital Partners, LP and JGB (Cayman) Finlaggan Ltd. (collectively, the "Holders" and each a “Holder”), LiveXLive Media, Inc., a Delaware corporation (the “Company”), JGB Collateral LLC, a Delaware limited liability company (the “Agent”), as agent for the Holders, and each entity executing this Agreement as a Guarantor.

WHEREAS, the Holder and the Company entered into a Securities Purchase Agreement dated as of June 29, 2018 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, the "Purchase Agreement"), whereby the Company issued to the Holders, and the Holders acquired from the Company, 12.75% Original Issue Discount Senior Secured Debentures due June 29, 2021, in the aggregate original principal amount of $10,640,000 (as subsequently amended on February 11, 2019 and July 25, 2019, and as the same may be subsequently amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its provisions, collectively the “Debentures” and each a “Debenture”);

WHEREAS, the Company’s wholly owned subsidiary, LiveXLive Events, LLC, a Delaware limited liability company (“LiveXLive Events”), desires to acquire (i) 100% of the membership interests in Disco Donnie Presents, LLC and React Presents, LLC, and (ii) 50% of the membership interests in Sunset Music Presents, LLC (collectively, the “Acquisition”) from LiveStyle NA Live Holdings, Inc. (the “Seller”) for aggregate consideration of up to $5.0 million of convertible debt, which consideration shall be payable in the form of junior promissory notes made by LiveXLive Events (the “Buyer”) to the order of Seller (the “Seller Notes”);

WHEREAS, the Acquisition and the issuance of the Seller Notes requires the consent of the Holders pursuant to the Debentures and the Holders are willing to give their consent thereto on the terms and conditions set forth herein;

WHEREAS, the Holders and the Company desire to amend certain terms of the Debentures as provided herein; and

WHEREAS, on or before the Effective Date (as defined below), the Company shall deliver to the Holders, by electronic transfer, an aggregate of 400,000 freely tradable shares of the Company’s common stock (which, for the avoidance of doubt, will not contain any restrictive legends) (the “Shares”) as follows: 59,720 Shares to JGB Capital, LP, 196,056 Shares to JGB Partners LP and 144,224 Shares to JGB (Cayman) Finlaggan Ltd.

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Definitions. Capitalized terms used and not defined in this Agreement shall have the respective meanings given such terms in the Purchase Agreement or the Debentures, as applicable.

2.               Certain Reaffirmations and Reconfirmation of Security Interest and Subsidiary Guaranty.

(a)             The outstanding principal balance and accrued and unpaid interest on each Debenture as of January 24, 2020 is as follows:

Holder	Principal	Accrued Interest
JGB Capital, LP	$1,626,024.66	$13,891.32
JGB Partners, LP	$5,338,109.35	$45,604.11
JGB (Cayman) Finlaggan Ltd.	$3,926,854.99	$33,547.60

(b)             The Purchase Agreement, Debentures, Security Agreement and the other Transaction Documents are legal, valid, binding and enforceable against the Holder and the Company and the Guarantors in accordance with their respective terms. The terms of the Transaction Documents remain unchanged, except as modified pursuant to this Agreement.

(c)             The Company’s and each Guarantor’s respective obligations under the Transaction Documents are not subject to any setoff, deduction, claim, counterclaim or defenses of any kind or character whatsoever.

(d)             Holders and Agent have valid, enforceable and perfected security interests in and liens on the Collateral, as to which there are no setoffs, deductions, claims, counterclaims, or defenses of any kind or character whatsoever.

(e)             Nothing herein shall impair or limit the continuation of the liens and security interests granted to the Holders and/or the Agent under the Security Agreement or the other Security Documents, which liens are continued in full force and effect pursuant to and as provided therein. The Company and each Guarantor agrees that any reference to the Debenture in any Security Document means the Debenture as amended pursuant to this Agreement. The Company and each Guarantor acknowledges the continuing existence and priority of all liens and security interests granted, conveyed, and assigned pursuant to the Security Documents in accordance with the terms thereof, and agrees to perform such acts and duly authorize, execute, acknowledge, deliver, file, and record such additional documents and certificates as the Holders or the Agent request in order to perfect, preserve, and protect such liens and security interests.

(f)              Each Guarantor acknowledges this Agreement and ratifies and confirms that the Subsidiary Guarantee executed by such Guarantor is not released, diminished, impaired, reduced, or otherwise adversely affected by this Agreement and continues to guarantee and assure the full payment and performance of all present and future obligations under the Debentures (as amended by this Agreement) and the other Transaction Documents.

(g)             The Holders and the Agent have fully and timely performed all of their obligations and duties in compliance with the Transactions Documents and applicable law, and have acted reasonably, in good faith, and appropriately under the circumstances.

(h)             In further consideration of the Holders’ execution of this Agreement, the Company and each Guarantor, on behalf of themselves and their successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, agents and attorneys hereby forever, fully, unconditionally and irrevocably waive and release the Holders and their respective successors, assigns, parents, subsidiaries, affiliates, officers, directors, employees, attorneys and agents (collectively, the "Releasees") from any and all claims, liabilities, obligations, debts, causes of action (whether at law or in equity or otherwise), defenses, counterclaims, setoffs, of any kind, whether known or unknown, whether liquidated or unliquidated, matured or unmatured, fixed or contingent, directly or indirectly arising out of, connected with, resulting from or related to any act or omission by the Holders or any other Releasee with respect to the Debenture and the other Transaction Documents (collectively, the "Claims"). The Company and each Guarantor further agree that none of them shall commence, institute, or prosecute any lawsuit, action or other proceeding, whether judicial, administrative or otherwise, to prosecute, collect or enforce any Claim.

3.               Amendment to the Debentures and other Agreements regarding the Debentures.

(a)             With effect from and after the Effective Date, Section 4(b)(ii) of each Debenture is hereby amended by replacing the reference to “$10.00” therein with “$5.00.”

(b)             With effect from and after the Effective Date, Schedule E to each Debenture is amended and restated retroactive to December 31, 2019 as follows:

Calendar Quarter	EBITDA Target	Revenue Target	LTM Revenue Target
December 31, 2018	($2,600,000)	$6,645,595
March 31, 2019	($1,970,550)	$6,463,884
June 30, 2019	($6,565,217)	$9,300,000
September 30, 2019	($6,927,397)	$9,300,000
December 31, 2019	($7,401,139)	$9,000,000
March 31, 2020	($6,649,303)	$9,000,000*	$36,600,000
June 30, 2020	($6,658,498)	$10,000,000*	$37,300,000
September 30, 2020	($7,673,350)	$11,000,000*	$39,000,000
December 31, 2020	($8,395,590)	$10,000,000*	$40,000,000
March 31, 2021	($8,414,084)	$10,000,000*	$41,000,000

* To the extent that the Company’s actual revenue (as determined in accordance with GAAP) at the end of a fiscal quarter is less than the “Revenue Target” for such fiscal quarter, then it shall only result in an Event of Default under this Debenture if the Company’s revenue (as determined in accordance with GAAP) for the 12-month period ended at such quarter end is less than the “LTM Revenue Target” set forth above for such quarter.

(c)             With effect from and after the Effective Date, Section 6 of each Debenture is amended by adding the following as a new section (h): “(h) All calculations of EBITDA, revenue and accounts receivable for purposes of this Section 6 shall be derived solely from the Company and its Subsidiaries existing on December 31, 2019, and shall not include any contribution to EBITDA, revenue and/or accounts receivable from any businesses acquired after December 31, 2019, including the businesses acquired by LiveXLive Events, LLC.”

(d)             With effect from and after the Effective Date, for the calendar months of February, March, April, May, June and July 2020 the aggregate of the Monthly Allowances for all 3 Debentures issued pursuant to the Purchase Agreement shall be increased by $166,000 (such that the aggregate Monthly Allowances of all 3 Debentures during such months shall be $387,000). Such increase in aggregate increase in the Monthly Allowances of $166,000 shall be pro-rated amongst the 3 Debentures based on the relative outstanding principal balances thereof as of January 24, 2020.

4.               Representations and Warranties. The Company and each Guarantor represents and warrants, severally and jointly, to the Holders that:

(a)             Authorization; Enforcement. The Company and each Guarantor has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and each Guarantor and the consummation by each of them of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and each such Guarantor and no further action is required by the Company or any Guarantor in connection herewith. This Agreement has been (or upon delivery will have been) duly executed by the Company and each Guarantor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Company and each Guarantor enforceable against them in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)             No Conflicts. The execution, delivery and performance by the Company and each Guarantor of this Agreement, and the consummation by each of them of the transactions contemplated hereby and thereby do not and will not: (i) conflict with or violate any provision of the Company’s or any such Guarantor’s certificate or articles of incorporation, bylaws or other organizational or charter documents, (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Guarantor, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, securities purchase agreement, debt or other instrument (evidencing a Company or Guarantor Indebtedness or otherwise) or other understanding to which the Company or any Guarantor is a party or by which any property or asset of the Company or any Guarantor is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or Governmental Authority to which the Company or a Guarantor is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company or a Guarantor is bound or affected.

(c)             Absence of Defaults. After giving effect to Section 3(b) hereof, no Event of Default has occurred or is continuing, and the Company and each Guarantor have complied in all material respects with their respective obligations under the Transaction Documents.

(d)             Solvency. Based on the consolidated financial condition of the Company and its Subsidiaries taken as a whole, after giving effect to the transactions contemplated by this Agreement: (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing Indebtedness and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The Company has no knowledge of any facts or circumstances which lead it to believe that it will file for reorganization or liquidation under the bankruptcy or reorganization laws of any jurisdiction within one year from the date of this Agreement.

(e)             Absence of Material Adverse Effect. Since September 30, 2019, there has been no event, occurrence or development that has had or that could reasonably be expected to result in a Material Adverse Effect.

(f)              Representations and Warranties in Transaction Documents. The representations and warranties set forth in each Transaction Document shall, in each case, be true and correct in all respects with the same effect as made on the date of this Agreement and the Effective Date (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), in each case, except as set forth in the Company’s most recent periodic report filed with the Commission.

(g)             Rule 144 Holding Period. The Company agrees that the Holders’ holding period for the Shares for purposes of Rule 144 tacks back the original issuance date of the Debentures and the Company will not take any position to the contrary. The Company acknowledges and agrees that the Holders’ holding period for the Debentures for purposes of Rule144 is not affected by this Agreement and such holding period for the Debentures (as amended hereby) tacks back to the original issuance date thereof.

5.               Conditions Precedent. The “Effective Date” shall have occurred when each of the following conditions have been satisfied:

(a)             Holders and Agent have received a “wet ink” original of this Agreement duly executed and delivered by the Company and each Guarantor (which “wet ink” original may be delivered by the Company and each Guarantor promptly after the Effective Date);

(b)             the Company shall have complied with all of its covenants and obligations contained in this Agreement (other than the conditions subsequent set forth in Sections 6 and 7);

(c)             the Holders shall have received satisfactory evidence that all corporate and other proceedings that are necessary in connection with this Agreement have been taken;

(d)             [reserved];

(e)             the Company shall have reimbursed the Agent and the Holders’ for their out-of-pocket reasonable legal fees incurred in connection with this Amendment not to exceed $15,000 in the aggregate; and

(f)              all statements set forth in Sections 2 and 4 herein shall be true and correct as of the date of this Agreement and the Effective Date, and the Holders and Agent shall have received a certificate, dated as of the Effective Date and in form and substance satisfactory to the Holders and the Agent, duly executed and delivered by the Chief Executive Officer or Chief Financial Officer of the Company, in which certificate the Company shall certify, represent and warrant that, on the date of this Agreement and at the time such certificate is delivered, (i) all statements, representations and warranties set forth in Sections 2 and 4 are true and correct immediately before and immediately after giving effect to the Effective Date, and (ii) all of the conditions set forth in this Section 5 have been satisfied.

(g)             the Company shall have delivered the Shares, or irrevocable written instructions to the Company’s transfer agent to deliver the Shares by not later than February 3, 2020, to the Holders free of restrictive legends. As a condition of the delivery of the Shares, on or before the Effective Date, the Holders shall be required to (i) enter into an exchange agreement with the Company, in form and substance reasonably mutually acceptable to the Company and the Holders, pursuant to which the Holders’ shall exchange Debentures in the principal amount of $10,000, originally issued by the Company on June 29, 2018, as sole consideration for the Shares, sufficient to qualify for an exemption under Section 5 of the Securities Act pursuant to Section 3(a)(9) thereof, and (ii) provide such other documents and information as may be reasonable required by the Company’s counsel to issue any applicable opinions (including, without limitation, any Rule 144 opinion).

6.               Other Agreements. Effective as of the Account Activation Date (as defined below), the Holders’ consent to the Acquisition and the issuance of the Seller Notes subject to the following conditions:

(a)             the Seller Notes are by their terms shall be subordinate in right of payment and shall rank junior to the Debentures;

(b)             the original principal amount of the Seller Notes shall not exceed $5.0 million and they shall not mature prior to the date that is 90 days after the Maturity Date;

(c)             the Agent shall be granted a first priority security interest in all of the assets of Buyer and Buyer shall have executed a joinder to the Subsidiary Guarantee; and

(d)             the Sellers shall execute a subordination agreement acceptable in form and substance to the Holders and Agent in their sole discretion.

7.               Agreements regarding Blocked Account.

(a)             By not later than ten days after the date of this Agreement, the Company shall establish a separate account (the “Blocked Account”) with MidFirst Bank, acting by and through its 1st Century Bank division (the “Bank”) subject to an Account Control Agreement, which shall provide that the Company has no access to the Account without the prior written consent of the Agent. The Account shall hold an amount equal to at least the Cash Minimum. The date that such account has been opened and the Account Control Agreement has become effective is the “Account Activation Date.” If the Account Activation Date has not occurred by February 10, 2020, it shall be an immediate Event of Default under the Debentures (without any grace period).

(b)             Following the Account Activation Date, after such time that the aggregate outstanding principal amount of the Debentures is less than the amount of funds on deposit in the Blocked Account (the “Blocked Funds”), the Agent shall, on a weekly basis, provided that no Event of Default has occurred and is continuing, cause to be delivered to the Company a portion of the Blocked Funds equal to the difference between (i) the amount of the Blocked Funds as of the last Business Day of the applicable calendar week and (ii) the aggregate outstanding principal balance of the Debentures on such Business Day.

8.               Shares. The Holders shall use their commercially reasonable best efforts to limit the number of Shares that they sell on any given Trading Day to not more than 10% of the trading volume in the Common Stock for such Trading Day as reported by Bloomberg.

9.               Transaction Documents. This Agreement is a Transaction Document. In addition, all references in the Transaction Documents to the Debentures shall be deemed to mean the Debentures as amended by this Agreement. This Agreement, together with the Transaction Documents, are the entire agreement among the parties with respect to the subject matter hereof.

10.            No Modification. Except as expressly set forth in Section 3 of this Agreement, nothing contained in this Agreement shall be deemed or construed to, and does not, amend, supplement or modify the Debentures or the other Transaction Documents or otherwise affect the rights, remedies and/or obligations of any party thereto, all of which remain in full force and effect.

11.            Successors and Assigns; Survival. This Agreement shall inure to the benefit of and be binding upon each of the parties hereto, and each of their respective successors and assigns. The representations and warranties of the Company and the Guarantors shall survive the consummation of the transactions contemplated by this Agreement.

12.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The parties agree that the state and federal courts located in New York County, New York shall have exclusive jurisdiction over any action, proceeding or dispute arising out of this Agreement and the parties submit to the personal jurisdiction of such courts.

13.            Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same agreement, and any party hereto may execute this Agreement by signing and delivering one or more counterparts. Delivery of an executed counterpart of this Agreement electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Agreement.

14.       Announcement. The Company shall have filed a Form 8-K announcing the terms of this Agreement and filing this Agreement as an exhibit thereto on or before 5:30 p.m. (local time in New York, New York) on the Business Day after the date of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

LiveXLive Media, Inc., as the Company		Slacker, Inc., as Guarantor

By:	/s/ Robert S. Ellin	By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin	Name:	Robert S. Ellin
Title:	CEO	Title:	CEO

LiveXLive, Corp., as Guarantor		LXL Studios, Inc., as Guarantor

By:	/s/ Robert S. Ellin	By:	/s/ Robert S. Ellin
Name:	Robert S. Ellin	Name:	Robert S. Ellin
Title:	CEO	Title:	CEO

JGB (Cayman) Finlaggan Ltd., as Holder		JGB Capital, LP, as Holder

By:	/s/ Brett Cohen	By:	/s/ Brett Cohen
Name:	Brett Cohen	Name:	Brett Cohen
Title:	President	Title:	President

JGB Partners, LP, as Holder		JGB Collateral LLC, as Agent

By:	/s/ Brett Cohen	By:	/s/ Brett Cohen
Name:	Brett Cohen	Name:	Brett Cohen
Title:	President	Title:	President